EXHIBIT 99.1
FOR IMMEDIATE RELEASE


Contacts:  Rebecca Winning
           InfoNow Corporation
           (303) 293-0212
           rwinning@infonow.com
           --------------------

              INFONOW REPORTS RECORD NET INCOME AND TOTAL CASH FLOW
                              IN FINAL 2003 RESULTS

     New customer agreements contribute to sequential revenue growth in fourth-quarter 2003

DENVER, March 17, 2004 - InfoNow Corporation (NASDAQ: INOW), a leading provider of Channel Visibility and Channel Management solutions, today announced final financial results for its fourth quarter and full year 2003.

For the fourth quarter of 2003, the Company reported:

     o Revenues of $3.01 million, up six percent compared to $2.84 million reported for the third quarter of 2003;
     o Net income of $385,000, or $0.04 per share, up from $78,000, or $0.01 per share, in the third quarter;
     o    Operating cash flow of $199,000, up from $92,000 in the third quarter;
          and
     o Total cash flow of $524,000, up from total cash flow of $96,000 in the third quarter.

For full-year 2003, the Company reported:

     o Revenues of approximately $12.4 million, down three percent compared to 2002;
     o Net income of approximately $499,000, or $0.05 per share, up from net income of $1,000, or $0.00 per share in 2002;
     o    Operating cash flow of $676,000, up from $509,000 in 2002;
     o Total cash flow of $809,000, up from total cash flow of $231,000 in 2002; and
     o A cash balance at December 31, 2003 of $3.3 million, up 32 percent compared to a cash balance of $2.5 million at December 31, 2002.

"Our success in 2003 was driven primarily by our base of recurring revenue, fourth-quarter sales of our Channel Insight solution, and disciplined financial management," said Michael Johnson, chairman and CEO of InfoNow. "In the third quarter, we introduced a modular delivery model for Channel Insight in an effort to accelerate the sales cycle for this solution. As a result, we added a number of new Channel Insight clients in the fourth quarter of 2003."

In 2003, InfoNow focused most of its selling and development efforts on its new Channel Insight offering. This solution consists of the Channel Insight Point of Sale (POS) Platform and a suite of data modules that address specific business challenges of channel-focused companies.

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InfoNow Reports Record Earnings and Cash Flow - Page 2 of 5

The platform tracks sales transactions completed by channel partners in near real-time, and identifies the distributors, resellers and end-customers that are purchasing a company's products. Individual data modules enable companies to use this information to develop highly competitive sales campaigns, improve business processes and increase the return on investment of their channel strategies.

Other highlights for 2003 include the following.

Customers

InfoNow renewed or expanded the software and services it provides to approximately 70 percent of its existing clients, including companies such as ABN AMRO, Avaya, Bank of America, H&R Block, The Hartford, Hewlett-Packard, Lexmark, Maytag, Visa and Wachovia.

In the fourth quarter of 2003, the Company signed Channel Insight agreements (including both multi-year agreements and one-time projects) with a number of new customers, including StorageTek, Enterasys Networks and a leading provider of mobile and wireless Internet solutions.

Product Development

In 2003, InfoNow completed an internal market research assessment with customers, prospects, industry experts, and potential technology partners to identify future development opportunities for Channel Insight, including applications for opportunity generation, customer marketing intelligence, channel performance, opportunity tracking, and others.

The Company continued to enhance its Channel Insight POS Platform with new functionality for business intelligence and data mining, and standardized formats for data input and more efficient administrative tools.

The Company also developed a highly configurable Channel Insight Sales Credit Assignment Module. In this module, InfoNow takes data provided by the Channel Insight POS Platform and applies client-specific assignment rules to automatically credit sales to appropriate sales team members. Sales credits can be allocated by territory and geography, corporate named accounts, vertical market and customer segment, and many other criteria. InfoNow keeps a running tally of commission credits, provides on-line access to these reports, and provides an auditable trail of channel sales and commission credits for purposes of financial reporting.

In addition, InfoNow continued to test new market applications for Channel Insight with its largest client, including the design and implementation of highly targeted sales and marketing campaigns.

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InfoNow Reports Record Earnings and Cash Flow - Page 3 of 5

Sales and Marketing

In October, InfoNow hired Mark Geene as Executive Vice President of Sales, Marketing and Business Development. Geene brings more than 20 years of sales and business development experience to InfoNow, from enterprise software firms such as IBM and Oracle as well as early stage software companies such as Tenfold Corporation and Dorado Software.

Late in the third quarter, the Company introduced a new, modular delivery model for Channel Insight. Under this model, a prospective customer can buy a restricted-use license for individual Channel Insight applications at introductory price points and purchase additional applications over time to realize the full value of the solution.

Summary

"In 2003, we managed our business with discipline and challenged ourselves to improve both our efficiency and effectiveness," Johnson said. "We cut costs when we needed to, captured efficiencies where we could, and, most importantly, continued to invest in our growth."

"We also learned an enormous amount about Channel Insight," Johnson continued. "We translated that knowledge into a product offering that addresses our clients' most challenging issues, is easier to buy, is easier to use, and can be deployed quickly and efficiently. Looking ahead, we remain bullish about the Channel Insight opportunity and we are focused on capturing it."

"We are now gaining momentum in sales of this solution," Johnson added. "We grew our sales in the fourth quarter of 2003 and added new brand-name customers. In the current quarter, we are in the process of implementing additional new clients, and we have a growing pipeline of opportunities. While it remains difficult to predict the growth trajectory for this solution, we believe we are on track to deliver positive cash and earnings in the first quarter of 2004."

InfoNow will provide a summary of 2003 highlights and offer its perspective on 2004 during a conference call on Wednesday, March 17, 2004 at 9:00 a.m. Mountain Standard Time (MST). To participate, callers should dial 1-800-218-4007. The call also will be broadcast live and archived for 90 days on the Company's corporate Web site at www.infonow.com. Visitors can access the audio Web cast by visiting the Investor Relations section of the Web site and following the conference call prompts.

This press release contains forward-looking statements, including statements relating to the Company's expectations for2004 financial results. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its 2004 objectives. Factors that could affect the company's ability to achieve its objectives include the following: an extended macroeconomic slowdown could have an adverse affect on market demand for software and services; extended sales cycles could have a negative impact on the timing of sales, implementations and revenue recognition; the Company may not be successful in forecasting customer demand for its solutions; and/or the Company may not develop and deploy its software and services as expected. In light of these and other risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. Actual events or results may differ materially.


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InfoNow Reports Record Earnings and Cash Flow - Page 4 of 5

The statements made in this press release represent InfoNow's views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law.

Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.

 InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.

About InfoNow Corporation

InfoNow (Nasdaq:INOW) provides Channel Visibility and Channel Management software and services to help companies efficiently collaborate with multiple channel partners, such as distributors, resellers, and dealers, to improve business processes and increase sales to end-customers. The Company's Channel Insight solution provides strategic insights into channel activity, partner performance and end-customer sales, and includes applications for sales credit assignment, opportunity generation, customer marketing intelligence, channel performance, and opportunity tracking. InfoNow also offers solutions for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Avaya, Bank of America, Enterasys Networks, Hewlett-Packard, Lexmark, StorageTek, The Hartford, Visa and Wachovia better serve their end-customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company's Web site at www.infonow.com.

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InfoNow Reports Record Earnings and Cash Flow - Page 5 of 5

REPORTED FINANCIAL HIGHLIGHTS
(000s of U.S. Dollars except per share amounts)
(Unaudited)

                                               Three Months ended                     Twelve Months ended
                                                     Dec. 31                                 Dec. 31

                                              2003               2002               2003                2002
Statement of Operations
Revenues                                    $  3,010           $  3,734           $ 12,409           $ 12,779
Cost of Goods Sold                             1,218              1,471              5,591              6,012
Gross Margin                                   1,792              2,263              6,818              6,767
Selling & Marketing Expense                      564                676              2,408              3,127
Product Development Expense                      271                297              1,294              1,245
General & Administrative Expense                 573                610              2,619              2,393
Total Operating Expense                        1,408              1,583              6,321              6,765
Operating Profit                                 384                680                497                  2
Other Income (Expense)                             1               --                    2                 (1)
Net Income                                       385           $    680           $    499                  1
Net Income Per Share:
  Basic Earnings Per Share                  $   0.04           $   0.08           $   0.05           $   0.00
  Diluted Earnings Per Share                $   0.04           $   0.07           $   0.05           $   0.00
Average Shares Outstanding:
  Basic (000s)                                 9,465              9,061              9,357              8,532
  Fully Diluted (000s)                        10,881              9,446              9,900              9,601



                                                          Dec. 31,    Dec. 31,
Balance Sheet                                               2003        2002
Assets:
Cash                                                       $3,299     $2,490
Other Current Assets                                        2,132      2,386
Total Current Assets                                        5,431      4,876
Other Assets                                                  608      1,073
       Total Assets                                        $6,039     $5,949
Liabilities and Stockholders' Equity:
Total Current Liabilities                                  $1,934     $2,344
Other Liabilities                                             275        729
Stockholders' Equity                                        3,830      2,876
       Total Liabilities and Stockholders' Equity          $6,039     $5,949